Exhibit 10.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of May 1, 2014, by and between Mill Road Capital II, L.P., a Delaware limited partnership (“Shareholder”), and R. G. Barry Corporation, an Ohio corporation (the “Company”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, there has been executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented, restated, or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, MRVK Merger Co., an Ohio corporation (“Merger Sub”) and MRGB Hold Co., a Delaware corporation (“Parent”), pursuant to which, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the Surviving Corporation. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement;

WHEREAS, as an Affiliate of Parent and Merger Sub, Shareholder acknowledges it will receive substantial direct and indirect benefit from the transactions contemplated by the Merger Agreement;

WHEREAS, Shareholder is the record or beneficial holder of 1,093,189 Company Common Shares (as defined in Section 1.1 below);

WHEREAS, as a material inducement for the Company to enter into the Merger Agreement, Shareholder is willing to agree to vote the Shares (as defined in Section 1.1 below), so as to facilitate consummation of the Merger.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting of Shares.

1.1. Shares. For purposes of this Agreement, the term “Shares” means all of the Company’s issued and outstanding Common Shares, par value $1.00 per share (the “Company Common Shares”), owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power as of the date of this Agreement, together with any shares of capital stock of the Company that Shareholder purchases or otherwise acquires beneficial ownership of, or over which Shareholder exercises voting power, after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 4 and any stock dividends and distributions and shares of capital stock contemplated by Section 1.4 below.

1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares in favor of the adoption of the Merger Agreement. Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

1.3 Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal, dissenters’ rights or similar rights at any time in connection with the Merger.

1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Shares by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Shares), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares of capital stock into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Shareholder represents, covenants and agrees that, except as agreed to by the Company in writing: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Lien of any nature whatsoever with respect to, any or all of the Shares or any interest therein; provided, however, that Shareholder may contribute the Shares to Parent as contemplated by the Merger Agreement; (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except (A) proxies delivered to management, so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 hereof or (B) by order of a court of competent jurisdiction; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked. For the avoidance of doubt, this Agreement does not amend or modify, or change or limit in any way, the obligations and agreements of Mill Road Capital Management LLC pursuant to Section 7 of the Confidentiality Agreement.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to the Company that:

3.1 Authority; Validity. Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder.

3.2 Non-Contravention. To the knowledge of the Shareholder, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any provision of (i) Shareholder’s charter, bylaws, partnership agreement or other organizational documents, if applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (iii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets , other than any such conflicts, violations, defaults, rights or Encumbrances that, individually or in the aggregate would not impair the Shareholder’s ability to perform the Shareholder’s obligations hereunder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Entity, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.

3.3 Title. Shareholder is the record or beneficial owner of the Company Common Shares indicated in the recitals to this Agreement, which, on and as of the date hereof, are free and clear of any Liens that, individually or in the aggregate, would impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. The number of Shares set forth in the recitals to this Agreement are the only Shares owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power and Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

3.4 Power. Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Shareholder and the Company and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Shareholder and the Company. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) the Effective Time; (ii) the occurrence of any event or circumstance set forth in Section 8.3(a) of the Merger Agreement; and (iii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6.2 shall be void.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to the Company seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by like notice:

If to Shareholder:

Mill Road Capital II, L. P.

382 Greenwich Avenue, Suite 1

Greenwich, Connecticut 06830

Facsimile No.: (203) 621-3280

Attention: Scott Scharfman

with a copy (not constituting notice) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile No.: (617) 832-7000

Attention: Peter M. Rosenblum, Esq. and Mark A. Haddad, Esq.

If to the Company, to:

R.G. Barry Corporation

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

Facsimile No.: (614) 729-7293

Attention: Jose G. Ibarra, Senior Vice President and CFO

with a copy (not constituting notice) to:

Vorys, Sater, Seymour and Pease LLP

301 E. Fourth Street, Suite 3500

Cincinnati, Ohio 45202

Facsimile No.: (513) 852-8490

Attention: Roger E. Lautzenhiser, Esq. and Michael A. Cline, Esq.

6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Ohio, County of Franklin, in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or federal court located in the State of Ohio, County of Franklin.

6.7 Entire Agreement. The Merger Agreement, the Related Agreements and this Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, and by facsimile or electronic transmission (including by .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MILL ROAD CAPITAL II, L.P.,
by Mill Road Capital II GP LLC, its
General Partner

By:	/s/ Scott Scharfman
Name:	Scott Scharfman
Title:	Management Committee Director

R. G. BARRY CORPORATION

By:	/s/ Greg Tunney
Name:	Greg Tunney
Title:	CEO/President